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                                                              EXHIBIT 99.(A)(9)
                                                                   June 1, 1999


NOTICE TO SEAGATE SOFTWARE, INC. SHAREHOLDERS AND OPTIONHOLDERS REGARDING SEAGATE TECHNOLOGY, INC. STOCK EXCHANGE OFFER

Dear Seagate Software Stockholders and Optionees:

   Seagate Technology, Inc. ("STI") announced on June 1, 1999 that it has extended its offer to acquire from Seagate Software stockholders all outstanding shares of Seagate Software Common Stock in exchange for shares of STI Common Stock (the "STI Exchange Offer") to 12:00 midnight, New York City time, June 9, 1999 unless extended. The STI Exchange offer is explained in more detail in the Offering Circular/Prospectus and other documents dated April 23, 1999 which were sent to you previously. In addition, Seagate Software has revised the "Automatic Sale" payment election which is available to Seagate Software optionees who wish to exercise their options and participate in the STI Exchange Offer. Additional information regarding these matters is set forth below.

   1. Extension of the STI Exchange Offer. The STI Exchange Offer will now remain open until 12:00 midnight, New York City time, on June 9, 1999. Accordingly, you now have until such time to deliver your STI Exchange Offer documents to the appropriate party.

   2. Impact on Those Electing to Hold STI Shares. If you elected to exercise your Seagate Software stock option and hold your shares of STI Common Stock received in the STI Exchange Offer, these shares will now be forwarded to you on June 11, 1999 instead of June 9, 1999. If you have already notified your broker to receive your shares on June 9, 1999, please re-notify your broker to explain that the shares will not be available for receipt until Friday, June 11, 1999.

   3. Modification to the Automatic Sale Election. Seagate Software has modified the "Automatic Sale" election described in the Special Exercise Notice and Special Exercise Instruction Letter previously sent with your STI Exchange Offer package. The Special Exercise Instruction Letter describes that the shares of STI Common Stock pertaining to this election will be sold by the Broker, the Victor Group at Salomon Smith Barney, on a single trading day, June 9, 1999. Seagate Software has modified this provision so that the shares tendered for the Automatic Sale will be sold by the Broker over a six day trading period from June 11, 1999 to June 18, 1999. The Broker may sell these shares in less than the six trading days available during this period. Those participating in the Automatic Sale will receive the average sales price of these shares over this period. Seagate Software believes that providing the Broker this added flexibility will allow for a more orderly sale of the shares. This is the only change to the Automatic Sale provision as described in Section 3 of the Special Exercise Instruction Letter. This and the extension of the STI Exchange Offer described in Section 1 above are the only changes to the Special Exercise Notice and the Special Exercise Instruction Letter.

   4. Impact on the STI Blackout Period. The STI Board of Directors has waived the STI blackout period through June 18, 1999. This means that if you elected to hold STI shares received in
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the Exchange Offer and did not elect the Automatic Sale payment provision, you have until the end of business on June 18th to trade them independently.

     If you have already sent in your documents, and do not wish to change your election, you do not need to complete any additional documents.

       If you have already sent in your documents, and do wish to change your election based on this information:

   You must complete the "Notice to Change Election of Payment Method For the Exercise of Seagate Software Stock Options" attached to this letter as Attachment A (the "Change Notice") and return it to Seagate Software, Inc., c/o Roberta Cohen, 915 Disc Drive, Scotts Valley, California 95066, or via fax at
(831) 439-9438. The Change Notice must be received no later than 12:00 midnight, New York City time, June 9, 1999. If Seagate Software does not receive a Change Notice from you by such time, your prior payment election will remain in effect.

   If you elect to change the number of Seagate Software shares that you wish to exchange for shares of Seagate Technology Common Stock in the STI Exchange Offer, please contact Roberta Cohen (see below for contact information) to request a new Letter of Transmittal.

                 If you have not yet submitted your documents:

   Please do not fill out the Change Notice attached as Attachment A. You must submit the Letter of Transmittal, Special Exercise Notice and applicable attachments in the forms that were distributed to you previously. If you elect the Automatic Sale payment method, you will automatically be subject to the additional trading period by the Broker as described in Section 3 above.

   Questions. Should you have any questions regarding the contents of this notice, please contact Roberta Cohen at (831) 439-2860 or e-mail at roberta-s-cohen@notes.seagate.com.

                                      -2-
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                                  ATTACHMENT A

NOTICE TO CHANGE ELECTION OF PAYMENT METHOD FOR THE EXERCISE OF SEAGATE SOFTWARE STOCK OPTIONS

I have previously returned the Letter of Transmittal and the Special Exercise Notice in connection with my desire to exercise my Seagate Software stock options and participate in the Seagate Technology exchange offer. I have been advised in the attached notice of the modification of the Automatic Sale payment method election (described in Section 3 of the Special Exercise Instruction Letter) to permit the Broker, the Victor Group at Salomon Smith Barney, to sell shares of STI Common Stock issued upon exercise of Seagate Software stock options over a greater number of trading days. I hereby wish to change my elected payment method which I previously indicated in the Special Exercise Notice in the manner indicated by my check mark in the appropriate box below:

  [_] Check payable to Seagate Software, Inc. (in U.S. Dollars) (See Section 1 of the Special Exercise Instruction Letter)

  [_]  Net Exercise (See Section 2 of the Special Exercise Instruction
       Letter)

  [_]  Automatic Sale--You must fill out Attachment C (Automatic Sale Account
       Form) enclosed in your Exchange Offer package. (See Section 3 of the Special Exercise Instruction Letter and the modification thereof described in the attached notice)

  [_]  Tender of Seagate Software shares exercised at a previous date (See
       Section 4 of the Special Exercise Instruction Letter)

If you elect any method other than the Automatic Sale and wish to have your Seagate Technology shares forwarded to your broker, you must complete Attachment B (DWAC) enclosed in your Exchange Offer package.

Submitted by:                             Accepted by:
OPTIONEE:                                 Seagate Software, Inc.
                                          By: ____________________________________
________________________________________
(Print Name)
                                          Its: ___________________________________
________________________________________
(Signature)

Address:                                  Address:
________________________________________  Seagate Software, Inc.
                                          Attn: Stock Plan Administration
________________________________________  915 Disc Drive
                                          P.O. Box 67427
________________________________________  Scotts Valley, CA 95067-7427
(Work Phone Number)                       Fax #(831) 439-9438
________________________________________
(Home Phone Number)

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